Exhibit 99.1

Press Release

Source: Avalon Oil & Gas, Inc.

Avalon Oil & Gas Explores Latin American Expansion with the Appointment of
Global Project Development Experts

MINNEAPOLIS — (BUSINESS WIRE) — Avalon Oil & Gas, Inc., (OTCBB:AOGS — News; “Avalon”) announced the addition of two expert advisors to drive the company’s expansion program in Latin America. Joining the company’s advisory board are Gary Browning and Menno Wiebe, who bring 30 and 36 years of oil and gas industry experience, respectively.

Kent A. Rodriguez, Avalon’s President and CEO, said, “Avalon welcomes the senior leadership of these two industry veterans to guide the company’s investment in Latin American developments. This expansion is aligned with Avalon’s strategy to acquire oil and gas producing properties with multiple expansion opportunities.”

“Our initial focus is to acquire an interest in a producing concession in Colombia,” Mr. Browning added. His background covers all aspects of the energy sector, including pipelines, oil and gas exploration and refining. He is an expert in technologies to increase oil recovery using secondary and tertiary recovery methods, as well as in the analysis of new technologies to improve yields of high viscosity petroleum and tar sands. Mr. Browning is the founder of Northway Exploration Limited (NEX), an energy project development firm. He was an Independent Oil Industry Consultant to Dominion Energy, Plc., and held various technical management and engineering positions with Messina International, NL Baroid and Dowell-Schlumberger, amongst others. He has a B.Sc. (Honours) Degree in Geology from Sir John Cass College, University of London.

As an Advisor to Avalon, Menno Wiebe specializes in Latin American petroleum development, with background as a geologist and manager of international exploration and energy development projects. He was, until recently, based in Bogota as Vice President of Exploration for Solana Petroleum Exploration, a very active oil exploration and production company in Colombia. He is currently involved in Surge Global Energy, a US-based Heavy Oil Acreage Aggregator which holds a large land position in the Canadian Oil Sands Sector. He previously served as an officer and director of Deep Well Oil and Gas, as owner of Jacobean Resources and as the CEO and a director of Pertacal Energy Inc., of Calgary, Canada. Mr. Wiebe’s educational background includes a B.Sc. (Honours) in Geology from the University of Manitoba, Canada and an MBA from the University of Warwick, England.

Please see the company’s website: www.avalonoilinc.com for additional information on Mr. Wiebe and Mr. Browning.

Avalon Oil & Gas, Inc. is an independent oil and gas company engaged in the acquisition of oil and gas producing properties with multiple enhancement opportunities.

Forward-looking statements in the release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, and actual results could differ from those discussed. This is material information only and is not an offer or solicitation to buy or sell securities.

Contact:

Avalon Oil & Gas, Inc.
Kent A. Rodriguez, 952-746-9655
Fax: 952-746-5216

Source: Avalon Oil & Gas, Inc.